Exhibit 5.1

1345 AVENUE OF THE AMERICAS, 11th FLOOR NEW YORK, NEW YORK 10105 TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889 www.egsllp.com

February 10, 2026

BioVentrix, Inc.

120 Forbes Blvd., Suite 125

Mansfield, MA 02048 USA

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to BioVentrix, Inc. a Delaware corporation (the “Company”), in a public offering pursuant to the Registration Statement on Form S-1 initially filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on [ ], 2026, (the “Registration Statement”), of shares of the Company’s common stock, par value $ 0.0001 per share (the “Common Stock”), as well as warrants issuable to The Benchmark Company, LLC (“Benchmark”) and/or its designees, each warrant entitling the holder thereof to purchase one share of Common Stock (the “Representative’s Warrants”) and the shares of Common Stock issuable upon exercise of the Representative’s Warrants (the “Representative’s Warrant Shares”). The Common Stock, the Representative Warrants and the Representative’s Warrant Shares shall be referred to herein as the “Securities.”

The Securities are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and between the Company and Benchmark on behalf of themselves and as representative to the several underwriters to be named therein. The Securities are to be offered and sold in the manner described in the Registration Statement and the related prospectus included therein (the “Prospectus”).

For purposes of rendering the opinions set forth below, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion including (i) the Registration Statement, including the exhibits filed therewith, (ii) the Prospectus, (iii) the Company’s fourth amended and restated certificate of incorporation (as amended, the “Certificate of Incorporation”), (iv) the Company’s amended and restated bylaws (as amended, the “Bylaws”), (v) the corporate resolutions and other actions of the Company that authorize and provide for the filing of the Registration Statement, and we have made such other investigation as we have deemed appropriate. We have not independently established any of the facts so relied on.

We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have also assumed that all of the shares of Common Stock issuable or eligible for issuance pursuant to exercise of the Representative’s Warrants following the date hereof will be issued for not less than par value.

Based on the foregoing, we are of the opinion that:

1. Common Stock. When the Registration Statement becomes effective under the Act and when the offering is completed as contemplated by the Registration Statement, the shares of Common Stock will be validly issued, fully paid and non-assessable.

2. Representative’s Warrants. When the Registration Statement becomes effective under the Act and when the Representative’s Warrants are issued, delivered and paid for, as contemplated by the Registration Statement, such Representative’s Warrants will be legally binding obligations of the Company enforceable in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Representative’s Warrants.

3. Representative’s Warrant Shares. When the Registration Statement becomes effective under the Act and when the offering is completed as contemplated by the Registration Statement, and when the Representative’s Warrants are exercised, the Representative’s Warrant Shares will be validly issued, fully paid and non-assessable.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law, laws of the State of New York and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP
Ellenoff Grossman & Schole LLP